UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2005

POLAROID HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	000-50661	23-3856538
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1265 Main Street, Waltham, Massachusetts  02451

      (Address of principal executive offices)    (Zip Code)

(781) 386-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On March 9, 2005, Polaroid Holding Company (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Agreement and Plan of Merger, dated as of January 7, 2005 (the “Merger Agreement”), by and among Petters Group Worldwide, LLC, Petters Consumer Brands, LLC (the “Purchaser”) and the Company.  The amendment was entered into in connection with the purchase by the Purchaser from Harbert Distressed Investment Master Fund, Ltd. and one of its affiliates an aggregate of 3,980,703 shares of common stock (the “Purchased Shares”) of the Company for $47,768,436.  The Amendment provides that, during the term of the Merger Agreement, the Purchaser shall not sell, assign, transfer, pledge, or otherwise encumber the Purchased Shares and that the Purchaser shall vote the Purchased Shares in favor of the adoption of the Merger Agreement.  The Company has the right to terminate the Merger Agreement if the Purchaser violates the covenants it has entered into with regard to the Purchased Shares.  One Equity Partners LLC, the majority shareholder of the Company, has consented to the Amendment in accordance with the terms of the Voting Agreement dated as of January 7, 2005, by and among Petters Group Worldwide, LLC, the Purchaser and One Equity Partners LLC.

In connection with the purchase of the Purchased Shares, on March 9, 2005, the Company, Petters Group Worldwide, LLC and the Purchaser jointly instructed Wells Fargo Bank, N.A., as escrow agent under an escrow agreement established in connection with the Merger Agreement, to distribute $47,768,436 of the funds held in the escrow account to the sellers of the Purchased Shares.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 9.01               Financial Statements and Exhibits

                (c)           Exhibits.

Exhibit No.	Description

2.1

Amendment No. 1, dated March 9, 2005, to the Agreement and Plan of Merger dated as of January 7, 2005 by and among Petters Group Worldwide, LLC, Petters Consumer Brands, LLC and Polaroid Holding Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POLAROID HOLDING COMPANY

Date: March 9, 2005	By:	/s/ William L. Flaherty
William L. Flaherty
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1

Amendment No. 1, dated March 9, 2005, to the Agreement and Plan of Merger dated as of January 7, 2005 by and among Petters Group Worldwide, LLC, Petters Consumer Brands, LLC and Polaroid Holding Company.